SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 31, 2001

                             Watts Industries, Inc.
             (Exact name of Registrant as specified in its charter)

          Delaware                    0-14787                    04-2916536
(State or other jurisdiction      (Commission File            (I.R.S. Employer
      of incorporation)                Number)               Identification No.)

                               815 Chestnut Street
                             North Andover, MA 01845
              (Address of principal executive offices and zip code)

               Registrant's telephone number, including area code:
                                 (978) 688-1811

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ITEM 5. OTHER EVENTS.

As disclosed in the Quarterly Report on Form 10-Q filed by Watts Industries, Inc. (the "Company") for the quarter ended March 31, 2001, on January 19, 2001, the California False Claims Act claims filed by the City of Pomona in the James Jones litigation were dismissed by a trial court order that granted a demurrer to those claims. The City of Pomona subsequently filed for appellate review of that order. On May 31, 2001, the California Court of Appeal issued an opinion, which reversed the dismissal and reinstated Pomona's California False Claims Act claims. The Company has not determined whether it will file for appellate review of the Court of Appeal decision. If the Company does file for appellate review, such review is in the discretion of the California Supreme Court, and it may or may not be granted. Assuming that the Company does file for appellate review and such review is granted, the Company is currently unable to predict the outcome of any appeal.

In the quarter ended December 31, 2000, the Company recorded a charge of $7,170,000 after tax, which represents the after tax impact of the Company's current estimate of the cost to bring the entire James Jones case to resolution. While this charge represents the after tax impact of the Company's current estimate based on all available information, litigation is inherently uncertain and the actual liability to the Company to fully resolve the litigation could be materially higher than this estimate.

The Company intends to continue to contest this matter vigorously.

This report includes forward looking statements that reflect the Company's current views about future events. Investors should not rely on forward looking statements because they are subject to a variety of factors that could cause actual results to differ materially from the Company's expectations and the Company expressly does not undertake any duty to update forward looking statements. These factors include but are not limited to changes in the status of the James Jones litigation and other factors discussed in the Company's reports filed with the Securities and Exchange Commission.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          WATTS INDUSTRIES, INC.


Date: June 6, 2001                        By: /s/ William C. McCartney
                                              ---------------------------------
                                                  William C. McCartney
                                                  Chief Financial Officer


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